SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): April 8, 2002


                          ClearOne Communications, Inc.
                          ----------------------------
             (Exact Name of Registrant as Specified in its Charter)


               UTAH                 0-17219                   87-0398877
-----------------------------   ---------------         ----------------------
(State or Other Jurisdiction      (Commission               (IRS Employer
      of Incorporation)           File Number)          Identification Number)


                  1825 Research Way, Salt Lake City, Utah 84119
                  ---------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


                                 (801) 975-7200
                                 ---------------
              (Registrant's Telephone Number, Including Area Code)



                       ----------------------------------
          (Former Name or Former Address, if Changed Since Last Report)


Item 5.  Other Events.

         Amendment to Share Purchase Agreement between Registrant and the Former Shareholders of Ivron Systems, Ltd.

         ClearOne Communications, Inc. has entered into an amendment to the original Share Purchase Agreement between ClearOne and the shareholders of Ivron Systems, Ltd. Under the original agreement, on October 3, 2001, ClearOne, through its wholly owned subsidiary, Gentner Ventures, Inc., purchased all of the issued and outstanding shares of Ivron Systems. Under the original Share Purchase Agreement, the shareholders of Ivron received approximately US$6,000,000 at closing of the purchase. Further, under that agreement, after June 30, 2002, each former Ivron shareholder would be entitled to receive approximately .08 shares of ClearOne's common shares for each Ivron share previously held by such shareholder, provided that certain video product development contingencies were achieved. That represented approximately 429,000 shares of ClearOne's common stock. Thereafter, for ClearOne's completed fiscal

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years 2003 and 2004, the former Ivron shareholders would be entitled to share in up to approximately US$17,000,000 of additional cash and stock consideration provided that certain agreed upon earnings per share targets for ClearOne were achieved. As part of the purchase, all outstanding options to purchase Ivron shares were cancelled in consideration for an aggregate cash payment of US$650,000, allocated among the optionees on the basis of the number of options originally held by each such optionee. In addition, former optionees of Ivron who remain with Ivron are eligible to participate in a cash bonus program paid by Ivron, but based on the combined performance of ClearOne and Ivron in fiscal years 2003 and 2004. The maximum amount payable under this bonus program is up to approximately US$1,000,000.

         On March 26, 2002, ClearOne entered into negotiations with the former shareholders of Ivron Systems to modify the terms of the original purchase agreement because, upon further analysis, certain aspects of the acquired technology may not meet the intended product objectives established by ClearOne in its original purchase negotiations. Originally, ClearOne expected to develop a full line of videoconferencing products, including an installed video codec product, based on the Ivron Systems V-There(TM) technology platform. Given the results of its analysis, ClearOne has now identified an opportunity to collaborate in the development of a video codec, based on other readily-available technology, specifically designed for the high-end, installed videoconferencing market, that combines faster frames-per-second, built-in multipoint conferencing, and ClearOne's high-quality audio. The negotiations were based on the results of an analysis by ClearOne that although the Ivron platform is well-suited for the lower- to mid-priced videoconferencing products, it is not as well-suited for an installed video codec product. These negotiations resulted in an amendment to the original October 3, 2001 purchase agreement. A copy of the amendment, which was effective April 8, 2002, is attached to this form 8-K as exhibit 2.4.

         The amendment eliminates the earn-out that the Ivron shareholders would have been entitled to receive after June 30, 2002 for approximately 429,000 shares and the $17 million earn-out in subsequent years. Instead, upon meeting certain gross profit targets for the "V-There", "Vu-Link" set top videoconferencing products, technologies, and variants and sub-elements thereof (including licensed products), the former Ivron Shareholders may share in an earn-out of up to 109,000 shares of common stock of ClearOne, issuable in four installments, on a quarterly basis, through July 15, 2003. Therefore, with the amendment, the total purchase price will now include the original $6.7 million in cash paid in October of 2001, the revised earn-out of up to 109,000 shares, and the original bonus to be paid in 2003 and 2004 of up to $1 million for the former option holders of Ivron.

         ClearOne currently anticipates that the Dublin, Ireland operations acquired in the Ivron transaction will continue, although it is expected that existing research and development efforts and personnel there will be reduced to focus primarily on the development and enhancement of the V-ThereTM products and not on the installed video codec element.

Item 7. Financial Statements and Exhibits
     (c)

         Exhibits

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Exhibit No.                        Description
-----------                        -----------

2.4 First Amendment to Share Purchase Agreement among ClearOne Communications Inc., and the former shareholders of Ivron Systems, Ltd., dated April 8, 2002.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, theRegistrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    CLEARONE COMMUNICATIONS, INC.
                                    (The Registrant)



                                    By:  /s/Randall J. Wichinski
                                       -----------------------------------------
                                    Its: Chief Financial Officer




                                  EXHIBIT INDEX


Exhibit
 No.                          Description
-------                       -----------

2.4 First Amendment to Share Purchase Agreement among ClearOne Communications Inc., and the former shareholders of Ivron Systems, Ltd., dated April 8, 2002

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